EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            FIRST INVESTORS FINANCIAL
                              SERVICES GROUP, INC.

                                       AND

                                  FORTIS, INC.


                             DATED SEPTEMBER 9, 1998
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                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of September 9, 1998, by and between FIRST INVESTORS FINANCIAL SERVICES GROUP, INC., a Texas corporation ("BUYER"), and FORTIS, INC., a Nevada corporation ("SELLER").

                                    RECITALS

      WHEREAS, Seller owns 100% of the issued and outstanding capital stock of Auto Lenders Acceptance Corporation, a Delaware corporation (the "Company"); and

      WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, all of the capital stock of the Company, in accordance with the terms and conditions of this Agreement;

      NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE 1
                               CERTAIN DEFINITIONS

      1.1 CERTAIN DEFINITIONS. As used herein, in the Exhibits hereto, and in the Seller Disclosure Memorandum and the Buyer Disclosure Memorandum, the following terms have the following respective meanings:

      "ADJUSTED NET BOOK VALUE" means the aggregate book value of all assets less the aggregate book value of all liabilities as of the specified date, as reflected on a balance sheet as of such date prepared on an accrual basis in accordance with GAAP and as provided in Article 2 hereof.

      "AFFILIATE" of a Person means any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this Agreement, "control" shall be conclusively presumed if a Person holds the power, by equity ownership or otherwise, to elect at least 50% of the directors of the other Person or otherwise direct the policies and business activities of the other Person.

      "AGREEMENT" means this Stock Purchase Agreement and all Exhibits hereto, as the same may be supplemented, modified or amended from time to time.
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      "ALAC LOANS" means all currently outstanding motor vehicle installment loans of the Company or any Company Subsidiary including, without limitation, such loans sold or pledged in connection with a Securitization Transaction.

      "BUSINESS DAY" means any day other than a Saturday, a Sunday, or any day upon which commercial banks in the city of New York are authorized or required by law to be closed.

      "BUYER DISCLOSURE MEMORANDUM" means the written information entitled "Buyer Disclosure Memorandum" delivered to Seller on the date of this Agreement and referencing specific Sections of this Agreement. Any matter disclosed by Buyer with respect to one Section shall be deemed disclosed with respect to all other Sections, provided that the relevance to the Section from which any such matter is omitted is apparent from the disclosure with respect to the Section for which such matter is included.

      "BUYER MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

      "CLOSING" means the consummation of the transactions described in this Agreement.

      "CLOSING DATE" means the date upon which Closing occurs.

      "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "COMPANY FINANCIAL STATEMENTS" means (i) the audited balance sheets of the Company as of December 31, 1995 and 1996, and the related statements of operations, shareholder's equity and cash flows for the fiscal periods then ended, including all related notes and schedules, if any; (ii) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 1997, and the related statements of operations, shareholder's equity and cash flows for the fiscal year then ended, including all related notes and schedules, if any; and (iii) the June 30 Balance Sheet.

      "COMPANY MATERIAL ADVERSE EFFECT" means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial condition, results of operations, properties or business of the Company and the Company Subsidiaries taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that continuing Company operations at a loss consistent with operations prior to June 30, 1998 shall not be

                                      -2-
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considered, alone or in combination, in determining whether a Company Material
Adverse Effect has occurred.

      "COMPANY SUBSIDIARIES" means ALAC Receivables Corp., a Delaware corporation, and ALAC, LLC, a Delaware limited liability company.

      "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

      "CONTRACT" means any agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, restriction, understanding or undertaking of any kind or character, whether written or oral, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business; provided that the ALAC Loans are not included in this definition.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

      "GAAP" means United States generally accepted accounting principles consistently applied.

      "GOVERNMENTAL AUTHORITY" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

      "HART-SCOTT ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder.

      "JUNE 30 BALANCE SHEET" means the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 1998, a copy of which is attached hereto as EXHIBIT 1.

      "KNOWLEDGE" (i) with respect to Seller means those facts known by any of the executive officers of Seller or by any of the following persons: Jeff Williams, Edward Harper, Howard B. Wexler, Bruce S. Adams, Wayne A. Hefft, J. Chris Foretich and Paula E. Bonds; and (ii) with respect to Buyer, means those facts known by any of the executive officers of Buyer.

      "LAW" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.

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      "LEASE  AGREEMENT"  means that certain Lease  Agreement,  dated December
6, 1996, as amended, between The Weather Channel, Inc. and Seller.

      "NET DEFERRED TAX ASSET" means the net tax amount of federal income Taxes accrued by the Company for the temporary differences between the items of income and expense on the Company's GAAP financial statements as opposed to such items on the Company's tax financial statements.

      "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.

      "PERMIT" means any federal, state, local or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is binding upon or inures to the benefit of any Person or its assets or business.

      "PERMITTED LIEN" means those liens, charges, assessments, security interests or encumbrances (i) reflected in the June 30 Balance Sheet; (ii) for Taxes imposed by any taxing authority that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (iii) purchase money security interests and similar security interests for goods purchased by the Company; (iv) mechanics', suppliers', installment sales and similar liens for services rendered or materials furnished, the charges for which are not yet due and payable or which are being contested in good faith by appropriate proceedings; (v) in the case of real property and equipment, defects or imperfections in title or liens that do not materially interfere with the use of such properties as presently used by the Company or the conduct of the business as presently conducted by the Company; and (vi) arising by operation of Law and in the ordinary course of business (none of which would materially impair or interfere with the use or operation of such property or asset).

      "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

      "PRUDENTIAL LOAN AGREEMENT" means the Interim Loan Warehouse and Security Agreement dated May 12, 1997, as amended by Credit Increase Confirmation and Note Amendments dated December 31, 1997, by and between the Company and Prudential Securities Credit Corporation.

      "REPRESENTATIVE" means any investment banker, financial advisor, attorney, accountant, consultant or other representative engaged by a Person.

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      "SECURITIZATION TRANSACTION" means each outstanding transaction under which ALAC Loans have been sold or pledged in a securitization and sold as a private placement under the Securities Act of 1933, including without limitation
(i) the ALAC Automobile Receivables Trust 1998-1, and (ii) the ALAC Automobile Receivables Trust 1997-1.

      "SELLER LOAN AGREEMENT" means the Capital Commitment Agreement dated May 22, 1996, as amended by letter dated February 21, 1997, and the related Promissory Note dated June 16, 1997, as amended August 29, 1997 and January 5, 1998, by and between the Company and Seller.

      "SELLER DISCLOSURE MEMORANDUM" means the written information entitled "Seller Disclosure Memorandum" delivered to Buyer on the date of this Agreement and referencing specific Sections of this Agreement. Any matter disclosed by Seller with respect to one Section shall be deemed disclosed with respect to all other Sections, provided that the relevance to the Section from which any such matter is omitted is apparent from the disclosure with respect to the Section for which such matter is included.

      "TAX" means any federal, state, county, local or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, customs duties, withholding, Social Security, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties and additions imposed thereon or with respect thereto.

      "TAX ALLOCATION AGREEMENT" means the Tax Allocation Agreement dated December 31, 1997 by and among Seller and its subsidiaries listed therein (including the Company).

      "TAX RETURN" means any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a party.

      1.2 INDEX TO CERTAIN DEFINED TERMS. The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

            TERM                                SECTION
            ----                                -------
            AAA                                 9.1
            Affected Party                      5.9 (f)
            Benefit Plans                       3.15(a)

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            Buyer Indemnitees                   7.1 (a)
            Buyer's 401(k ) Plan                5.7 (b)
            Buyer's Plans                       5.7 (b)
            Buyer's Returns                     5.9 (c)
            Buyer Tax Attribute                 5.9 (g)
            Buyer's Taxes                       5.9 (c)
            Closing Balance Sheet               2.3 (b)(i)
            Closing Date Payment                2.3 (a)
            Common Stock                        3.4 (a)
            Company Contracts                   3.12
            Company's Plans                     3.15(a)
            Cost                                7.1 (a)
            Damage                              7.1 (a)
            E&Y                                 2.3 (b)(i)
            Employee Plan                       3.15(a)
            Environmental Laws                  3.11(b)
            ERISA Affiliate                     3.15(h)
            Fortis Plan                         5.7 (b)
            Group                               3.9 (a)
            Group Returns                       5.9 (b)
            Hazardous Materials                 3.11(b)
            Indemnification Claim               7.3
            Indemnitee                          7.3
            Indemnitor                          7.3
            Intellectual Property               3.14(a)
            Intercompany Contracts              3.12
            Landlord                            5.12(c)
            Net Loan Payoff                     5.12(a)
            Pre-Closing Consolidated Returns    5.9 (b)
            Pre-Closing Period                  5.9 (g)
            Purchase Price                      2.2
            Purchased Shares                    2.1
            Release                             3.11(b)
            Release of Guarantee                5.12(c)
            Retention Bonuses                   5.7 (d)
            Section 338 Election                5.10
            Seller Indemnitees                  7.2 (a)
            Seller's Accrued Taxes              5.9 (i)
            Seller's Plans                      3.15(a)
            Seller's Taxes                      5.9 (b)
            Terminated Company's Plans          5.7 (a)
            Term                                5.12(c)
            Warn Act                            3.16

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      1.3 MISCELLANEOUS. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."


                                    ARTICLE 2
                           STOCK PURCHASE AND CLOSING

      2.1 PURCHASE AND SALE OF PURCHASED SHARES. Upon and subject to the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase, 100 shares of the Company's common stock, par value $.01 per share, which represents 100% of the issued and outstanding shares of capital stock of the Company (the "PURCHASED SHARES").

      2.2 CONSIDERATION. The aggregate consideration (the "PURCHASE Price") to be paid by Buyer to Seller for the Purchased Shares shall equal the Adjusted Net Book Value of the Company as of the Closing Date, less $8,508,519.

      2.3 PAYMENT OF PURCHASE PRICE. Buyer shall pay the Purchase Price as follows:

      (a) CLOSING DATE PAYMENT. At the Closing, Buyer shall pay to Seller an amount (the "CLOSING DATE PAYMENT") equal to the Purchase Price determined as if the Closing Date were August 31, 1998, using the Company's unaudited balance sheet as of August 31, 1998. The Company shall prepare its balance sheet as of August 31, 1998, on the same basis as if such balance sheet were the Closing Balance Sheet and shall deliver its balance sheet as of August 31, 1998 to Buyer no later than two Business Days before the Closing Date .

      (b)   POST-CLOSING ADJUSTMENT.

            (i) As soon as practicable, but in no event later than 15 days after Closing, Buyer will cause the Company to prepare and deliver to Seller the Company's regularly prepared interim financial statements, including all supporting schedules and documents consistent with past practices, as of the Closing Date. As soon as practicable, but in no event later than 30 days after receipt of such financial statements from Buyer, Seller shall prepare and deliver to Buyer a balance sheet and related notes of the Company as of the close of business on the Closing Date (the "CLOSING BALANCE SHEET") prepared in accordance with GAAP and reflecting accounting principles and practices consistent with those used in the preparation of the June 30 Balance Sheet, plus the adjustments set forth in Section 2.3(c) below. Buyer shall provide Seller with all information, records and access to personnel and Representatives as Seller may reasonably request in connection with Seller's preparation of the Closing Balance

      Sheet. Such Closing Balance Sheet shall be accompanied by the report of Ernst & Young, LLP ("E&Y"), independent auditors for Seller and the Company, which report shall state that in the opinion of E&Y the Closing Balance Sheet fairly presents the financial position, assets and liabilities of the Company as of the Closing Date and has been prepared in accordance GAAP, except as otherwise provided in Section 2.3(c) hereof. Notwithstanding the foregoing, the Closing Balance Sheet (i) shall be prepared using a materiality standard appropriate under GAAP for the Company and the Company Subsidiaries on a consolidated basis, without regard for any other Affiliate of the Company, and (ii) will be adjusted as provided in Section 2.3(c) hereof.

            (ii) Following delivery of the Closing Balance Sheet by Seller, Buyer shall have 15 days in which to review the Closing Balance Sheet. During such 15-day period, Seller shall cause E&Y to provide to Buyer and its independent auditors, Arthur Andersen, full access to E&Y's work papers in connection with the audit of the Closing Balance Sheet. Such Closing Balance Sheet shall be deemed conclusive and binding on the parties, unless Buyer notifies Seller in writing within such 15-day period of its disagreement therewith (which notice shall state with reasonable specificity the reasons for any disagreement and the amounts in dispute). If there is a disagreement, and such disagreement cannot be resolved by Buyer and Seller within 10 days following Seller's receipt of Buyer's notice of disagreement, the dispute shall be submitted to the independent auditing firm of PricewaterhouseCoopers LLP. The determination by PricewaterhouseCoopers LLP, which shall be made within 30 days of the date upon which the dispute is submitted to such firm, shall be binding and conclusive on the parties. Buyer and Seller shall each pay one-half of the cost of the fees and expenses of such independent auditing firm.

            (iii) Within 5 days after all disputes have been resolved with respect to the Closing Balance Sheet, the parties shall make any necessary payment to ensure that Buyer has paid the full Purchase Price and no more. Therefore, if the Purchase Price is (x) less than the Closing Date Payment, Seller shall refund to Buyer the difference, or (y) greater than the Closing Date Payment, Buyer shall pay to Seller the difference. Any such refund or payment shall bear interest at the rate of six percent per annum, simple interest, from the Closing Date through and including the date of payment.

      (c) The Closing Balance Sheet shall include the following principles and practices, regardless of whether they are in conformity with GAAP or the Company's prior principles and practices:

            (i) The Closing Balance Sheet shall be consistent with all provisions of Section 5.7 (relating to employee benefit matters), and
      Section 5.9 (relating to tax matters).

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
            (ii) The Closing Balance Sheet shall include a loan loss reserve equal to the amount of the loan loss reserve as of June 30, 1998, plus 12% of the principal amount of all loans purchased or originated by the Company between June 30, 1998 and the Closing Date, minus the net charge offs through the Closing Date.

            (iii) The assets entitled "Interest - Strip Receivable," "Servicing Asset" and "Investment in Trust Certificates" shall be valued on the Closing Balance Sheet using the same assumptions used in determining the values on the June 30 Balance Sheet, which assumptions are attached hereto as EXHIBIT 2.3.

            (iv) The asset entitled "Tax Benefit Receivable from Parent" shall
      (i) be reduced to eliminate any Net Deferred Tax Asset, and (ii) shall be included on the Closing Balance Sheet in the amount actually paid by Seller to the Company at Closing, pursuant to Section 5.12(a). As set forth in Section 5.12(a), the amount so paid will be estimated by Seller, and there shall be no further adjustment in this amount, with no further liability from Seller to the Company with respect to such asset.

            (v) The asset entitled "Equipment, Furniture & Leasehold Improvements amount, net of depreciation" shall be valued on the Closing Balance Sheet at no more than $2,448,795.

            (vi) Any accrued liability on the Closing Balance Sheet for bonuses or other payments to officers or employees shall be adjusted to the amount of the actual payments.

      (d) Each monetary amount stated in this Agreement is stated in United States Dollars, and each payment or refund made pursuant to this Article 2 or pursuant to Section 5.12(a) shall be in United States Dollars paid by means of a wire transfer of immediately available funds to an account designated by the recipient.

      2.4   CLOSING.

      (a) The Closing will take place effective at close of business on the later of September 30, 1998 or the second Business Day after all conditions set forth in Section 6.1 are satisfied. The Closing will be held at 10:00 A.M. at the offices of Alston & Bird LLP located at 1201 West Peachtree Street, Atlanta, Georgia, or such other time and place as may be mutually agreed upon by the parties. All transactions that take place at the Closing shall be deemed to occur simultaneously.

      (b) At the Closing:

            (i) Buyer shall deliver to Seller (1) prior to 1:00 p.m. Atlanta, Georgia time, immediately available funds by wire transfer to an account specified by

      Seller in an amount equal to the Closing Date Payment plus the Net Loan Payoff; and (2) the certificates and other documents set forth in Section 6.3; and

            (ii) Seller shall deliver to Buyer (1) the certificate or certificates representing the Shares, either duly endorsed for transfer to the Buyer or accompanied by appropriate stock powers; (2) the certificates and other documents set forth in Section 6.2; (3) the Seller Loan Agreement marked to show that all amounts thereunder have been paid in full; and (4) a certificate in accordance with Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller is not a "foreign person." If, on or prior to the Closing, Buyer shall not have received such certificate identified in (4) above, Buyer may withhold from the Closing Date Payment such sums as are required to be withheld therefrom under Section 1445 of the Code.


                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as set forth in the corresponding sections or subsections of the Seller Disclosure Memorandum, Seller hereby represents and warrants to Buyer as follows:

      3.1 ORGANIZATION AND GOOD STANDING OF SELLER; POWER AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on the part of Seller. No other corporate or shareholder proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      3.2 ORGANIZATION AND GOOD STANDING OF THE COMPANY; POWER AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own or lease its assets as now owned or leased and to conduct its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership of its assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Company Material Adverse Effect. The copies of the Company's certificate of incorporation and bylaws that have been delivered to Buyer are correct and complete and are in full force and effect.

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
      3.3 ORGANIZATION AND GOOD STANDING OF THE COMPANY SUBSIDIARIES; POWER AND AUTHORITY. ALAC Receivables Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ALAC, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary has all requisite corporate power and authority to own or lease its assets as now owned or leased and to conduct its business as presently conducted. Each Company Subsidiary is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership of its assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Company Material Adverse Effect. The copies of ALAC Receivables Corp.'s certificate of incorporation and bylaws, and the copy of ALAC, LLC's limited liability company agreement, that have been delivered to Buyer are correct and complete and are in full force and effect.

      3.4   CAPITALIZATION AND OWNERSHIP.

      (a) The Company's authorized capital stock consists solely of (i) 10,000 shares of common stock, par value $.01 per share ("COMMON STOCK"), 100 of which are currently issued and outstanding and none of which are held in its treasury, and (ii) 10,000 shares of preferred stock, par value $.01 per share, of which none are currently issued and outstanding and none are held in its treasury. All of the outstanding shares of the Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and subject to no preemptive rights. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of the Company and no securities convertible into or exchangeable for any of such capital stock. Seller (i) is the sole record and beneficial owner of the Purchased Shares, free and clear of any lien, security interest, restriction, encumbrance or claim, and (ii) owns all of the issued and outstanding capital stock of the Company.

      (b) The authorized capital stock of ALAC Receivables Corp. consists solely of 1,000 shares of common stock, par value $1.00 per share, all of which are currently issued and outstanding and none of which are held in its treasury. All of the outstanding shares of the common stock of ALAC Receivables Corp. have been duly authorized, validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of ALAC Receivables Corp. and no securities convertible into or exchangeable for any of such capital stock. The Company (i) is the sole record and beneficial owner of such shares, free and clear of any lien, security interest, restriction, encumbrance or claim, and (ii) owns all of the issued and outstanding capital stock of ALAC Receivables Corp.

      (c) ALAC Receivables Corp. is the sole member of ALAC, LLC, and ALAC Receivables Corp. owns, beneficially and of record, 100% of the membership interests of ALAC, LLC, free and clear of any lien, security interest, restriction, encumbrance or claim. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the membership interests of ALAC, LLC and no securities convertible into or exchangeable for any of such membership interests.

      3.5 NO OTHER SUBSIDIARIES. The Company does not, directly or indirectly, own any stock of, or any other interest in, any Person other than the Company Subsidiaries, except that the Company may own interests held for investment purposes not exceeding 10% of any such single Person. ALAC Receivables Corp. does not, directly or indirectly, own any stock of, or any other interest in, any Person other than ALAC, LLC. ALAC, LLC does not, directly or indirectly, own any stock of, or any other interest in, any Person. Neither the Company nor any Company Subsidiary is a party to any joint venture or partnership.

      3.6 NO VIOLATION OF APPLICABLE LAWS OR AGREEMENTS. Subject to receipt of the Consents listed in Section 3.6 of the Seller Disclosure Memorandum, and subject to the Consent required under the Hart-Scott Act, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Seller will not, (a) violate or conflict with any provision of Seller's, the Company's or any Company Subsidiary's articles or certificate of incorporation or bylaws; (b) violate, conflict with or result in the breach or termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change any material term of, or to terminate or accelerate the maturity of, or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under) the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which any of Seller, the Company or any Company Subsidiary is a party or by which any of them or any of their assets may be bound or affected, or any applicable Law; or (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the assets of the Company or any Company Subsidiary or give to others any interests or rights therein.

      3.7 FINANCIAL STATEMENTS. Seller has delivered to Buyer complete and correct copies of the Company Financial Statements. The Company Financial Statements (a) have been prepared in accordance with GAAP, except as may be indicated in the footnotes thereto, and except that the June 30 Balance Sheet is unaudited and does not contain footnote disclosures; (b) are correct and complete and in accordance with the books and records of the Company; (c) fairly presented in all material respects the financial position of the Company, or the consolidated financial position of the Company and the Company Subsidiaries, as applicable, as of the dates thereof and the results, or the consolidated results, as applicable, of their operations and cash flows for the periods then ended (subject, in the case of the June 30 Balance Sheet, to normal year-end adjustments); and (d) with respect to the audited financial statements, do not omit to state the existence of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, guarantees or repurchase obligations) that are required to be disclosed, reflected or reserved for under GAAP.

      3.8 ABSENCE OF CERTAIN CHANGES. Since June 30, 1998 (i) there has been no occurrence having, or which would reasonably be expected to result in, a Company Material Adverse Effect, other than the transactions contemplated by this Agreement, (ii) neither the Company nor any Company Subsidiary has taken any action that would be prohibited under Section 5.1 after the date of this Agreement, and (iii) no extraordinary credit losses, in the aggregate, have been incurred with respect to the ALAC Loans. Since June 30, 1998, the business of the Company and the Company Subsidiaries has been conducted only in the ordinary and usual course consistent with past practice, except with respect to the transactions contemplated by this Agreement.

      3.9   TAX MATTERS.

            (a) The Company, ALAC Receivables Corp., Seller and certain other Affiliates of Seller constitute an affiliated group of corporations within the meaning of Section 1504 of the Code (the "Group"). The Company has joined in the filing of a consolidated federal income Tax Return with the Group for taxable years beginning with 1995, and ALAC Receivables Corp. will join in the filing of a consolidated federal income Tax Return with the Group for taxable years beginning with 1997. ALAC, LLC has been taxed as a partnership, with ALAC Receivables Corp. as its sole member, since its formation in September 1997.

            (b) The Group has (i) timely filed all Tax Returns required to be filed by it, with the federal income Tax Return of the Group for the taxable year 1997 being scheduled for filing on or before September 15, 1998; (ii) paid all Taxes shown to have become due pursuant to such filed Tax Returns; and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received or which are otherwise due and payable. All Tax Returns of the Group (i) have been prepared in accordance with all Laws, and (ii) accurately reflect the taxable income (or other measure of tax) of the corporation or corporations filing the same. All Taxes of the Company and ALAC Receivables Corp. for periods after December 31, 1996 have been paid or are adequately reserved against in the Company Financial Statements, except to the extent such Taxes are Seller's obligation as provided in Section 5.9 hereof. The Company and the Company Subsidiaries have timely filed all information returns or reports, including Forms 1099, that are required to be filed and have accurately reported all information required to be included on such returns or reports. True copies of federal income Tax Returns of the Company included in the consolidated Tax Returns for the Group for each of the fiscal periods ended December 31, 1995 and 1996 have been delivered to Buyer. True copies of the state Tax Returns of the Company and ALAC Receivables Corp. filed most recently in each state in which such Person has filed Tax Returns have been delivered to Buyer.

            (c) There is no action, suit, proceeding, investigation, audit or claim pending or proposed with respect to any liability for Tax that relates to the Company or any Company Subsidiary, and there are no proposed assessments of Taxes against the Company or any Company Subsidiary, no proposed adjustments to any Tax Return pending against the Group with respect to the operations or assets of the Company or the Company Subsidiaries, and no proposed adjustments to the manner in which any Tax of the Group is determined with respect to the operations or assets of the Company or any Company Subsidiary. No taxing authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns has made a claim or threat that any of such Persons is or may be subject to taxation by that jurisdiction.

            (d) Neither the Company nor any Company Subsidiary has (i) filed any consent agreement under Section 341(f) of the Code, (ii) executed or been the subject of a waiver or consent extending any statute of limitation for any Tax liability that remains outstanding, (iii) joined in or been required to join in filing a consolidated or combined federal, state or local Tax Return with any corporation other than a current or former member of the Group, (iv) been the subject of a ruling of the Internal Revenue Service or any state or local taxing authority that has continuing application to the Company or any Company Subsidiary, (v) been the subject of a closing agreement with any taxing authority that has continuing effect, (vi) filed an election under Section 338(g) or Section 338(h)(10) of the Code or caused a deemed election under Section 338(e) thereof, or
      (vii) granted a power of attorney with respect to any Tax matters that has continuing effect. Neither the Company nor any Company Subsidiary has agreed to make nor is it required to make any adjustment under Section 481 of the Code or any comparable provision of state, local or foreign Law by reason of a change in accounting method or otherwise and the Internal Revenue Service (or other taxing authority) has not proposed any such change in accounting method in connection with an ongoing audit of any such Person. Neither the Company nor any Company Subsidiary has disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code, or any comparable state, local or foreign Law.

      3.10 PENDING LITIGATION OR PROCEEDINGS. There are no claims, suits, actions, proceedings, arbitrations or investigations pending or, to the Knowledge of Seller, threatened (a) against or otherwise relating to or involving the Company or the Company Subsidiaries or any of their assets, or (b) relating to the transactions contemplated by this Agreement.

      3.11  COMPLIANCE WITH LAWS; PERMITS.

      (a) The Company and each Company Subsidiary holds all material Permits required to conduct its business as presently conducted, and all such Permits are valid and in full force and effect. The Company and each Company Subsidiary is in compliance in all material respects with all such Permits and with all Laws and Orders; provided that this provision does not apply to the ALAC Loans which are addressed in Section (c) below. The sale of the Purchased Shares and the consummation of the transactions contemplated hereby will not violate the terms, provisions or conditions of any such Permit or result in the revocation, cancellation or forfeiture thereof.

      (b) The Company and the Company Subsidiaries are in compliance in all material respects with all Laws relating to air, water, soil, solid waste management, Hazardous Materials (as defined below), or the protection of health or the environment (collectively, the "ENVIRONMENTAL LAWS"). There are no claims, actions, suits or proceedings pending or, to Seller's Knowledge, threatened against or involving the Company or any Company Subsidiary or relating to any real property at any time owned, leased or used by the Company or any Company Subsidiary under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise). No Order of any kind under any of the Environmental Laws has been entered against the Company or any Company Subsidiary. There has not been a Release (as defined below) of any Hazardous Material on any real property leased by the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received any notification from any Governmental Authority that as to any real property leased by any of them or any business or activities conducted on any such property, there exists or has occurred a violation of applicable Environmental Laws or potential liability for Release of Hazardous Materials. For purposes of this Section 3.11(b), (i) "HAZARDOUS MATERIALS" means materials defined as "hazardous waste or substances" under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 ET SEQ. and the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6903 ET SEQ., and other solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal health and well being; and (ii) "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or other disposal in any amount into or onto the air, ground or surface water, land or other parts of the environment, however caused.

      (c) To Seller's Knowledge, the Company and each Company Subsidiary, with respect to all ALAC Loans, whether as holder or servicer thereof (including, without limitation, with respect to the documentation, underwriting, origination, purchase, assumption, modification, sale, contribution, pooling or servicing thereof) is and has been in compliance with all material regulations, orders, writs, decrees, injunctions and other requirements of any court or governmental authorities applicable to it, its properties and assets and its conduct of its business including, without limitation, (i) the rules, regulations and requirements of any applicable agency, (ii) any applicable local, state or federal laws or ordinances, and any regulations or orders issued thereunder, governing or pertaining to unlawful discrimination in lending (including without limitation, equal credit opportunity, retail installment sales, and fair credit reporting), truth-in-lending, or consumer credit (including, without limitation, the Federal Consumer Credit Protection Act, the Federal Truth-in-Lending Act and Regulation Z thereunder, and the Federal

Equal Credit Opportunity Act and Regulation B thereunder) and (iii) all applicable motor vehicle installment sales and usury and interest limitation laws. Without limitation on the foregoing, the Company and each Company Subsidiary has been and is in compliance in all material respects with all servicer and other requirements of the applicable agencies, investors, or other parties to servicing agreements (including, without limitation, any applicable net worth requirements) which are applicable to it, and all applicable underwriting standards of such agencies, investors, or other parties to servicing agreements. Neither the Company nor any Company Subsidiary is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, federal or state, securities, consumer lending, insurance or other governmental authorities nor has any of them been advised by any such authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, supervisory letter, commitment letter, board resolutions or similar undertaking.

      3.12 MATERIAL CONTRACTS. Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligations under or receives benefits under,
(i) any employment, severance, bonus, termination, consulting or retirement Contract, (ii) any Contract relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any such obligation (other than Contracts evidencing trade payables), (iii) any Contract which prohibits or restricts the Company or any Company Subsidiary from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (v) any Contract between the Company or any Company Subsidiary, on the one hand, and Seller or an Affiliate of Seller, on the other hand ("INTERCOMPANY CONTRACTS"), or (vi) any Contract relating to the purchase or sale of any goods or services or any other subject matter (other than the ALAC Loans, the dealer agreements, and Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $10,000 per year) (such contracts as are listed in Section 3.12 of the Seller Disclosure Memorandum together with all Contracts referred to in Section 3.15(a) of the Seller Disclosure Memorandum are referred to herein as the "COMPANY Contracts"). With respect to each Company Contract, (i) the Company Contract is in full force and effect; (ii) the Company or Company Subsidiary is not in default in any material respect thereunder; (iii) the Company or Company Subsidiary has not repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of Seller, in default in any material respect, or has repudiated or waived any material provision thereunder; and to Seller's Knowledge, no material dispute or controversy exists with respect to any Company Contracts.

      3.13  ASSETS.

      (a) The Company and each Company Subsidiary has (i) good and marketable title, or valid and binding leasehold rights in the case of leased property, to all assets and properties owned or leased by it, whether tangible or intangible, and (ii) valid and binding leasehold rights to all real property leased by it, in each case free and clear of any lien, encumbrance, mortgage, pledge, charge or security interest whatsoever, other than Permitted Liens. Neither the Company nor any Company Subsidiary owns any real property. The Company and each Company Subsidiary owns, leases or has the right to use all assets and properties necessary for the conduct of its business as presently conducted.

      (b) The Seller Disclosure Memorandum sets forth a complete and accurate list of all real property leased by the Company; the Company Subsidiaries do not lease any real property. With respect to all such leased real property (i) the Company is in peaceful and undisturbed possession of the premises, (ii) to the Knowledge of Seller, the Company has good and valid rights of ingress and egress to and from to the leased property, and (iii) to the Knowledge of Seller, none of the buildings, structures, improvements or fixtures used by the Company has any material defects that would impair the day-to-day use of any such buildings, structures, improvements or fixtures or that would subject the Company to liability under any Law. Seller represents and warrants to Buyer that (i) all commissions, fees or other payments owing by the Company or any Company Subsidiary under arrangements with The Staubach Company -- Southeast, Inc. have been paid in full, and (ii) on or prior to the Closing Date, such arrangements shall be terminated and neither the Company nor any Company Subsidiary shall have any further obligations thereunder.

      3.14  INTELLECTUAL PROPERTY.

      (a) For purposes of this Agreement, the term "INTELLECTUAL PROPERTY" shall mean, collectively, patents, copyrights, designs, designs-in-progress, formulations, know-how, inventions, trademarks, trade names, trade styles, service marks and computer software. The Company and each Company Subsidiary owns or has the uncontested right to use all Intellectual Property necessary for the conduct of such Person's business as presently conducted, including the use of all processing and billing systems, loss exposure programs, loan acquisition standards programs, other computer programs, and all other proprietary software, data bases, systems and other information used by the Company or the Company Subsidiaries in connection with their businesses; provided that certain payroll, benefit administration, accounting, legal, tax and executive services are provided pursuant to the Intercompany Contracts.
 .
      (b) No claim is pending or, to Seller's Knowledge, threatened, and neither the Company nor any Company Subsidiary has received any notice, that the conduct of such Person's business (including its use of any Intellectual Property) infringes upon, misappropriates or conflicts with any rights in Intellectual Property claimed by any third party, nor, to Seller's Knowledge, is there any basis for such a claim. No use by the Company or any Company Subsidiary of any material Intellectual Property licensed to it violates the terms of any Contract pursuant to which it is licensed. No claim is pending or, to Seller's Knowledge, threatened that alleges that any material Intellectual Property owned or licensed by or to the Company or any Company Subsidiary, or that the Company or a Company Subsidiary otherwise has the right to use, is invalid or unenforceable by the Company or Company Subsidiary, nor is there, to Seller's Knowledge, any basis for any such claim.

      (c) No royalties or fees are payable by the Company or any Company Subsidiary to anyone for use of the Intellectual Property.

      3.15  EMPLOYEE BENEFIT PLANS.

      (a) The only employee pension benefit plans (as defined in Section 3(2) of ERISA), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other compensation plan or arrangement, and other material employee fringe benefit plans (each an "EMPLOYEE PLAN") presently maintained by, or contributed to by the Company or by Seller, or under which the Company or Seller has any obligations, for the benefit of any current or former employee of the Company are those listed in Section 3.15(a) of the Seller Disclosure Memorandum (the "BENEFIT PLANS"), which identifies whether each Benefit Plan is provided by Seller as part of an employee benefit plan also covering employees of other Affiliates of Seller ("SELLER'S PLANS"), or is provided separately by the Company ("COMPANY'S PLANS") and does not cover employees other than employees of the Company.

      (b) The Company Subsidiaries do not have, and have not had in the past, any employees, and the Company Subsidiaries do not maintain or contribute to, and have not maintained or contributed to in the past, any Employee Plan.

      (c) The Company, Seller and any other sponsor of any of the Benefit Plans have performed all material obligations required to be performed by them under the Benefit Plans, and each of the Benefit Plans is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws.

      (d) All contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have, in all material respects, been timely made.

      (e) There are (i) no pending or, to Seller's Knowledge, threatened audits or investigations by any Governmental Authority involving the Benefit Plans,
(ii) no pending or, to Seller's Knowledge, threatened termination proceedings involving any Benefit Plan, which is subject to Title IV of ERISA, and (iii) no pending or, to Seller's Knowledge, threatened claims (except for routine claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability.

      (f) Neither the Benefit Plans, the Company, Seller nor any employee of the foregoing, nor, to Seller's Knowledge, any trusts created thereunder or any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject the Company to a material tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA or any material liability under Chapter 43 of Subtitle D of the Code.

      (g) No Benefit Plan subject to Title IV of ERISA has been terminated, and neither Seller, the Company nor any ERISA Affiliate (as defined below) has incurred any material liability to the Pension Benefit Guaranty Corporation other than for the payment of premiums. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

      (h) At no time has (i) Seller, (ii) the Company or (iii) any business or entity that is or was, together with the Company, treated as a "single employer" under Section 414(b), 414(c) or 414(m) of the Code, required to be aggregated with the Company under Section 414(o) of the Code or under "common control" with the Company under Section 4001(a)(14) of ERISA (an "ERISA AFFILIATE"), incurred any liability which could subject Buyer or the Company to a material liability under Section 4062, 4063 or 4064 of ERISA.

      (i) At no time for which any relevant statute of limitations remains open has Seller, the Company or any ERISA Affiliate been required to contribute to, or incurred any withdrawal liability within the meaning of Section 4201 of ERISA, to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA, which liability has not been fully paid as of the date hereof.

      (j) Seller and the Company have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is, or was during any taxable year of Seller or the Company for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

      (k) Neither Seller nor the Company has incurred or is reasonably likely to incur any liability that is or could reasonably be expected to become a material liability of the Company with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" but for the fact that such plan was terminated or expired by its terms before the date of this Agreement.

      (l) No payment that is or may be made by the Company, or from any Benefit Plan, to any employee, former employee, director or agent of the Company under the terms of any Benefit Plan, either alone or in conjunction with any other payment, will or could be characterized as an excess parachute payment under
Section 28OG of the Code.

      (m) Under the terms of the Company's Plans, consummation of the transactions contemplated by this Agreement (either alone or together with any other event specified in such Company's Plans) will not result in any payment, acceleration, restriction on amendments, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits under any of the Company's Plans.



      3.16  LABOR MATTERS.

      (a) Section 3.16(a) of Seller Disclosure Memorandum contains a correct and complete list of all employees of the Company or any Company Subsidiary, the amount of their direct annual compensation and, if applicable, any target bonus amounts and a description of any other compensation or severance arrangements with any employee. The employment of all Company employees is terminable at will by the Company or any Company Subsidiary without any penalty or severance obligation.

      (b) Neither the Company nor any Company Subsidiary is a party to any union agreement or collective bargaining agreement and there are no work rules or practices agreed to between the Company or any Company Subsidiary with any labor organization or employee association applicable to any employees of the Company or any Company Subsidiary

      (c) There has been no attempt to organize any of the employees of the Company or any Company Subsidiary, or to Seller's Knowledge proposed or threatened to be made.

      (d) There is no labor strike, dispute, slowdown, stoppage or lockout pending or, to Seller's Knowledge, threatened against or affecting the Company or any Company Subsidiary, any of the assets of the Company or any Company Subsidiary or the conduct of their respective businesses.

      (e) There is no labor strike, dispute, slowdown, stoppage or lockout pending or, to Seller's Knowledge, threatened against or affecting the Company and any Company Subsidiary and during the past three years there has not been any such action.

      (f) There is no unfair labor practice, employment discrimination or wage and hour complaint or charge pending or, to Seller's Knowledge, threatened before any Governmental Authority.

      (g) Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), and prior to the Closing, the Company has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company Subsidiary; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the Company's or any Company Subsidiary's employees has suffered an "employment loss" (as defined in the WARN Act) since six (6) months prior to the date hereof.

      (h) To Seller's Knowledge, no employee or officer of the Company or a Company Subsidiary has discussed future employment with Seller.

      3.17 BROKERAGE. Neither Seller, the Company nor any Company Subsidiary has made any agreement or taken any other action which might cause any Person to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

      3.18 SECURITIZATION TRANSACTIONS. The Company and each Company Subsidiary has complied in all material respects with all agreements and all conditions to be performed or satisfied by it with respect to all agreements by which it is bound in connection with the Securitization Transactions. No private placement memorandum, or any supplement or amendment thereto, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading, and no securities were issued or sold in violation of Section 5 of the Securities Act of 1933, as amended, in connection with the Securitization Transactions. No rating agency has downgraded, or given the Company any indication that it is considering a downgrading of, any securities issued in the Securitization Transactions.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF BUYER

            Except as set forth in the corresponding sections or subsections of the Buyer Disclosure Memorandum, Buyer hereby represents and warrants to Seller as follows:

      4.1 ORGANIZATION AND GOOD STANDING OF BUYER; POWER AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, and the performance by Buyer of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on the part of Buyer. No other corporate or shareholder proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

      4.2 NO VIOLATION OF APPLICABLE LAWS OR AGREEMENTS. Subject to receipt of the Consents listed in Section 4.2 of the Buyer Disclosure Memorandum, the execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Buyer will not, (a) violate or conflict with any provision of Buyer's articles or certificate of incorporation or bylaws; (b) violate, conflict with or result in the breach or termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change any material term of, or to terminate or accelerate the maturity of, or constitute a material default under the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which Buyer is a party or by which it or any of its assets may be bound or affected, or any applicable Law; or (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the assets of Buyer or give to others any interests or rights therein.

      4.3 PENDING LITIGATION OR PROCEEDINGS. There are no claims, suits, actions, proceedings, arbitrations or investigations pending or, to the Knowledge of Buyer, threatened, against or otherwise relating to or involving Buyer or any of its assets, the outcome of which would reasonably be expected to materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

      4.4 CONSENTS AND APPROVALS. Except as required under the Hart-Scott Act, the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not require any consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority.

      4.5 BROKERAGE. Buyer has not made any agreement or taken any other action that might cause any Person to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

      4.6 INVESTMENT INTENT. Buyer is acquiring the Shares for investment for its own account and not with a view to, or for offer or sale in connection with, any public distribution thereof.

      4.7 FINANCING. Buyer has or will have, as and when required, the funds necessary to consummate the transactions contemplated hereby in accordance with the terms hereof.

                                    ARTICLE 5
                 CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

      5.1 OPERATIONS PENDING CLOSING. Prior to the Closing Date, except with the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), and except as otherwise provided in this Agreement or as set forth in Section 5.1 of the Seller Disclosure Memorandum:

            (a) Seller shall cause the Company and the Company Subsidiaries to conduct their business in the usual and ordinary course as currently being conducted, and

            (b) without limiting the generality of the foregoing clause (a), Seller shall cause the Company and each Company Subsidiary not to do, or make any agreement or commitment to do, any of the following:

                  (i) amend its certificate of incorporation, bylaws or limited liability company agreement, as applicable;

                  (ii)  merge, consolidate, liquidate or dissolve;

                  (iii) issue, adjust, split, combine, reclassify, repurchase or redeem any capital stock or membership interests, any securities convertible or exchangeable into capital stock or membership interests, or any options, warrants or rights with respect to capital stock or membership interests, or split, subdivide or reclassify its capital stock or membership interests;

                  (iv) declare or pay any dividend or make any other
            distribution on its capital stock or membership interests;

                  (v) enter into any employment (other than employment
            arrangements that are terminable at will and not evidenced by a written agreement) or bonus agreement or increase the compensation or benefits of directors, officers or employees of the Company or any Company Subsidiary or pay any bonuses, except for normal and customary increases made consistent with past practices and except for bonus or other compensation that will be paid prior to Closing or accrued on the Closing Balance Sheet;

                  (vi) except in the ordinary course of business and in
            connection with the ALAC Loans, (1) create or incur any lien, encumbrance, mortgage, pledge, charge or security interest whatsoever on any of its assets, (2) incur or assume any guaranty or other liability to discharge an obligation of another, or (3) incur or assume any obligations for money borrowed or other indebtedness (other than pursuant to the Prudential Loan Agreement or the Seller Loan Agreement), or cancel or discount any material debt owed to it;

                  (vii) enter into, terminate or amend any material Contract
            (other than the amendment or termination of the Prudential Loan Agreement, the Seller Loan Agreement, and the Intercompany Contracts and other than the amendment, with Buyer's consent, which shall not be unreasonably withheld or delayed, to the BNI, Inc. Contract or the Lease Agreement; provided, however, that the need to obtain Buyer's consent is not necessary for certain amendments to the BNI, Inc. Contract, as set forth in Section 5.1(vii) of the Seller Disclosure Memorandum);

                  (viii) make expenditures for fixed assets in excess of $100,000 in the aggregate;

                  (ix) do or fail to do anything that will cause a material
            breach of, or a material default under, any material Contract;

                  (x) adopt any new employee benefit plan, or terminate or
            withdraw from, or make any material change in or to, any existing employee benefit plans of the Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or consistent with past practice;

                  (xi) make any change in the Company's accounting procedures, methods, policies or practices or the manner in which the Company maintains its records (other than as provided for in this Agreement);

                  (xii) transfer or enter into an agreement to transfer any of the capital stock or membership interests of the Company or any Company Subsidiary, as applicable, or transfer or enter into an agreement to transfer any material portion of the assets of the Company or any Company Subsidiary, other than transactions in the ordinary course of business

                  (xiii) acquire or agree to acquire the capital stock or other equity or any material portion of the assets of any other Person (other than assets acquired for the Company's investment portfolios pursuant to the Company's current investment policies and guidelines), or create any subsidiary.

                  (xiv) sell or dispose of any material properties or assets
            (other than in the ordinary course of business consistent with past practice);

                  (xv) other than in the ordinary course of business, diminish or reduce in any material respect its underwriting guidelines applicable to the making or purchase of ALAC Loans; increase in any material manner the effective ratio between the amount of ALAC Loans made or purchased after the date of this Agreement and the wholesale value or other measure of the value of the motor vehicle or other collateral securing any such ALAC Loans as compared to the loan to value ratios currently utilized by the Company; or make any material reduction in interest rates, manner of determining interest, amount of fees or manner of determining fees or any other aspect of the pricing of ALAC Loans or of any loan servicing or other service provided by the Company or the Company Subsidiaries; or

                  (xvi) enter into any additional transaction in the nature of a
            Securitization Transaction.

      5.2 FINANCING. Buyer covenants and agrees it has arranged to incur debt sufficient to finance the transactions contemplated hereby in accordance with the terms of the commitments attached as EXHIBIT 5.2.

      5.3 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using all reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions referred to in Article 6; provided, that nothing herein shall preclude either party from exercising its rights under this Agreement. Each party shall use all reasonable efforts to obtain all Consents listed in Section
3.6 of the Seller Disclosure Memorandum or Section 4.2 of the Buyer Disclosure Memorandum. Within five Business Days after the date of this Agreement, Buyer and Seller will make all necessary filings under the Hart-Scott Act; each party shall pay the expenses of preparing its own such filing, and Buyer shall pay all filing fees. Seller and Buyer shall promptly advise the other of all oral, and promptly provide each other with copies of all written, communications, requests, inquiries or other notifications received from any Governmental Authorities with respect to the transactions contemplated hereby.

      5.4   INVESTIGATION AND CONFIDENTIALITY.

      (a) Upon reasonable notice, and except as may otherwise be required by Law, Seller shall cause the Company and the Company Subsidiaries to give Buyer and its Representatives access to the personnel, properties, books and records of the Company and the Company Subsidiaries, during normal business hours throughout the period from the date hereof to the earlier of the Closing Date or the termination of this Agreement. During such period, Seller will permit a designated Representative of Buyer to be present during normal business hours at the Company's executive offices for communication purposes; provided that such Representative shall (i) have no right to require any action that could affect the operations of the business and (ii) not meet with any Company employee, for any reason, without first obtaining permission (such permission can be withheld for any reason) from Howard Wexler, who shall have the right to designate a representative to be present during any such meeting; and provided further that the Representative's presence at the Company and any consultation the Representative may have with a Company employee shall not disrupt or otherwise interfere with the conduct of the Company's business. During such period of time, Seller shall cause the Company and the Company Subsidiaries to furnish promptly to Buyer and its Representatives all information concerning the Company's and the Company Subsidiaries' business and financial condition as may reasonably be requested, provided that no investigation pursuant to this Section 5.4(a) shall affect or be deemed to modify any representation or warranty made by Seller; and, provided further, that any disclosure of this Agreement or the transactions contemplated hereby to, or any discussions with, customers, vendors or contracting parties of the Company, shall only occur when Representatives of the Company are present. All information provided to Buyer pursuant to this
Section 5.4(a) shall be governed by the terms of the Confidentiality Agreement.

      (b) Each party agrees to give the other party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other party or which has had or is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

      5.5 PRESS RELEASES. Prior to the Closing Date, the content and timing of any press release or other public announcement proposed to be made by either party or any party's Representatives regarding this Agreement or the transactions contemplated hereby must be consented to in advance by the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that nothing in this Section 5.5 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by Law.

      5.6 MUTUAL RELEASES. At Closing, Seller and the Company will each execute a release, in form and substance acceptable to Seller and Buyer, pursuant to which each will release the other and the other's shareholders, Representatives, Affiliates and insurers, and their respective successors and assigns, of and from any and all claims, demands, debts, obligations and causes of action now accrued or which may hereafter accrue, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, which have or allegedly have existed or occurred, from the beginning of time to the Closing Date (other than obligations arising under this Agreement); provided, however, that the foregoing release by the Company shall not operate as a release or bar of any claim asserted by Buyer against Seller pursuant to Section 7(1)(a) hereof, notwithstanding the fact that such claim arises from facts or circumstances that would have given rise to a claim by the Company against Seller but for the foregoing release.

      5.7   EMPLOYEE MATTERS.

      (a) Immediately prior to Closing, Seller and the Company shall enter into an agreement or agreements effective as of Closing (i) terminating the Company's liabilities under the Seller's Plans as identified in Section 3.15 of the Seller Disclosure Memorandum and any other Employee Plan provided by Seller or any ERISA Affiliate thereof to employees other than or in addition to employees of the Company (collectively, the "TERMINATED COMPANY'S PLANS"), and (ii) transferring to Seller or an Affiliate thereof at Closing the liabilities and cash in an amount equal to the accrued liabilities as reflected on the books of the Company on the Closing Date under such Terminated Company's Plans; provided that such agreements shall include no liability for the Company or any Company Subsidiary that will occur after Closing, unless such liability is included in the Closing Balance Sheet. Such liabilities will be estimated reasonably by the Company at Closing, with any necessary adjustments being included as a part of obtaining the Closing Balance Sheet, all such cash and transferred liabilities being excluded from the Closing Balance Sheet. The Closing Balance Sheet shall not include any assets attributable to any of the Terminated Company's Plans that are transferred to Seller on or before the Closing Date as provided herein.

      (b) Buyer shall cause to be amended any group medical, group dental, group life, group long-term disability, 401(k) savings, vacation and sick leave programs maintained by Buyer for the benefit of their employees (the "BUYER'S PLANS") to provide that (i) as of the Closing Date, each active employee of the Company and such active employee's eligible dependents (who are currently covered under Terminated Company's Plans) shall become eligible for each of the Buyer's Plans once the active employee or eligible dependent satisfies the normal eligibility requirements for each such Buyer's Plans, provided that for this purpose, the service of each active employee of the Company with the Company shall be treated as service with Buyer; and (ii) as of the Closing Date, all pre-existing condition exclusion clauses contained in each medical or dental insurance or indemnity plan or program that is a Buyer's Plan shall be waived with respect to all active employees of the Company and their eligible dependents. For purposes of this Section 5.7, "active employees" shall mean all current employees of the Company, including, without limitation, those employees on any type of temporary or short-term absence, leave or disability who are expected to return to active employment. To the extent necessary, Buyer shall also cause any 401(k) savings program maintained by Buyer for the benefit of its employees ("BUYER'S 401(K) PLAN") to be amended such that any participant in the Fortis, Inc. Employees' Uniform Profit Sharing Plan (the "FORTIS PLAN") who becomes an employee of Buyer may transfer his or her account balance under the Fortis Plan to the Buyer's 401(k) Plan in a direct rollover under Code
Section 401(a)(31), and may include as part of such direct rollover any outstanding loan which such participant has in the Fortis Plan as of the Closing Date. Seller shall provide to Buyer access to all data and records in its possession necessary to enable Buyer to comply with this Section 5.7(b). Moreover, nothing contained in this Section 5.7(b) shall obligate the Buyer to amend the Buyer's 401(k) Plan in such a manner as to alter the nature of the investments or assets presently authorized by such plan.

      (c) For calendar year 1998, Buyer and the Company, for purposes of deductible limits and out-of-pocket annual maximums under their welfare plans, shall credit each employee of the Company with the actual applicable deductibles satisfied and amounts toward out-of-pocket annual maximums, in each case in the year in which Closing occurs, under the same type of benefit plan in which such employee is participating as of the Closing Date.

      (d) The parties acknowledge that the Company has offered to pay retention bonuses (the "RETENTION BONUSES") to certain employees of the Company, to be paid after the Closing Date, as described in Section 5.7 of the Seller Disclosure Memorandum. The Closing Balance Sheet will include a liability for the actual payment of the Retention Bonuses, and Buyer agrees to cause the Company to pay the Retention Bonuses in accordance with the terms as set forth in the Seller Disclosure Memorandum.

      (e) From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its Affiliates, including the Company, against any loss, liability, claim, obligation, damage, deficiency, cost or expense (including legal and other expenses reasonably incurred in investigating and defending against the same) arising out of or relating to (i) the establishment, funding, operation, administration, amendment or termination of or withdrawal or partial withdrawal from, any Seller's Plan as listed in the Seller Disclosure Memorandum, or any other Employee Plan provided to employees other than or in addition to employees of the Company, which is now or previously has been in existence, established, maintained or contributed to, or required to be established, maintained or contributed to, by Seller or any ERISA Affiliate, whether arising out of or relating to any event or state of facts occurring or existing before, on or after the Closing Date, and including any liabilities arising under Title IV of ERISA, Section 302 of ERISA and Section 412 or 4971 of the Code; (ii) any failure prior to the Closing Date by Seller or any ERISA Affiliate to comply with the continuation coverage requirements contained in
Section 4980B(f) of the Code and/or Section 6012 of ERISA; and (iii) the amount of any Retention Bonuses due to employees of the Company in excess of any accrued liability therefor included on the Closing Balance Sheet.

      (f) If a plant closing or a mass layoff occurs or is deemed to occur with respect to the Company in connection with the transactions contemplated by this Agreement or after the Closing, Buyer shall be solely responsible for providing all notices required under the Work Adjustment and Retraining Notification Act, 29 U.S.C. ss.2109 ET SEQ. or the regulations promulgated thereunder and for taking all remedial measures, including without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided.

      5.8   POST-CLOSING ACCESS.

      (a) From and after the Closing Date, Buyer shall cause the Company and the Company Subsidiaries to cooperate with Seller to make available to Seller all financial, Tax and other information (including the books and records of the Company and the Company Subsidiaries) reasonably required by Seller in connection with (i) any audit or other investigation by any taxing authority or any required reports or submissions to any Governmental Authority with respect to the Company or any Company Subsidiary related to periods ending on or prior to the Closing Date or (ii) matters relating to insurance coverage of the Company or Third Party Claim proceedings and investigations. Buyer shall cause the Company and the Company Subsidiaries to preserve such information and the books and records for at least six years after the Closing Date, and thereafter to dispose thereof only after it shall have given Seller 90 days' prior notice of such disposition and the opportunity (at Seller's expense) to remove and retain such information and the books and records.

      (b) From and after the Closing Date, Seller shall cooperate with Buyer to make available to Buyer all financial, Tax and other information (including all employee and benefit records with respect to Company employees that are retained by Seller) reasonably required by Buyer in connection with (i) any audit or other investigation by any taxing authority or any required reports or submissions to any Governmental Authority with respect to the Company or any Company Subsidiary related to periods ending on or prior to the Closing Date or
(ii) matters relating to insurance coverage of the Company or Third Party Claim proceedings and investigations. Seller shall preserve such information for at least six years after the Closing Date, and thereafter to dispose thereof only after it shall have given Buyer 90 days' prior notice of such disposition and the opportunity (at Buyer's expense) to remove and retain such information and the books and records.

      5.9   CERTAIN TAX MATTERS.

      (a) Except as otherwise provided in this Section 5.9 and in Section 5.12(a), the Tax Allocation Agreement and any other tax sharing agreement, arrangement, policy or guideline, formal or informal, express or implied, that may exist between the Company, the Company Subsidiaries and Seller or their Affiliates and all obligations thereunder shall terminate as of the Closing Date, and the Company and the Company Subsidiaries shall have no liability thereunder for any and all amounts due in respect to periods prior to the Closing Date.

      (b) The Company and ALAC Receivables Corp. shall continue to be included in the Group's consolidated federal income Tax Return, and the Company and the Company Subsidiaries shall continue to be included in any required state or local consolidated or combined income Tax Returns that include the Company or any of the Company Subsidiaries with respect to periods ending on or before the Closing Date (all such Tax Returns filed or to be filed with respect to taxable periods of the Company ending on or before the Closing Date are hereinafter referred to as "PRE-CLOSING CONSOLIDATED RETURNS," even though certain of such Tax Returns may be filed subsequent to the Closing Date).

            Seller shall timely prepare and file (or cause to be prepared and filed) (which may include Seller's seeking any allowable filing extensions), consistent with prior practices, (i) all Pre-Closing Consolidated Returns and
(ii) all other Tax Returns not yet filed, and required to be filed on or before the Closing Date with respect to the Company or any of the Company Subsidiaries (the "GROUP RETURNS"). Seller shall timely pay (or cause to be paid) all Taxes shown as due and payable on the Group Returns or, whether or not so shown, are attributable to operations prior to the Closing Date ("SELLER'S TAXES"). Buyer and Seller agree that if the Company or any Company Subsidiary is permitted under any Law relating to state or local income tax to treat the Closing Date as the last day of a taxable period, Buyer and Seller shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of a taxable period, and any Tax Return for such a period shall be considered as a Group Return for purposes hereof.

      (c) Buyer shall timely prepare and file (or cause to be prepared and filed) (which may include Buyer's seeking any allowable filing extensions) all Tax Returns required by Law for the Company and the Company Subsidiaries that are not required to be prepared and filed by Seller pursuant to Section 5.9(b) ("BUYER'S RETURNS"). Any Buyer's Return filed or to be filed with respect to a period prior to or including the Closing Date shall be prepared in a manner consistent with prior practice, except where otherwise required by Law, and copies of such Buyer's Returns shall be delivered to Seller. Buyer shall timely pay (or cause to be paid) all Taxes shown as due and payable on the Buyer's Returns ("BUYER'S TAXES").

      (d) After the Closing Date, Seller may submit to Buyer blank Tax Return workpaper packages reasonably necessary for Seller to prepare any Group Returns. Buyer shall cause the Company and the Company Subsidiaries to prepare completely and accurately (provided that all workpapers prepared consistent with the prior practice of the Company and the Company Subsidiaries shall be deemed to be prepared accurately for purposes of this Section 5.9(d)) all information that Seller shall reasonably request in such workpaper packages and shall submit to Seller such packages within the later of 90 days after Buyer's receipt thereof or 60 days after the close of the taxable period to which a workpaper package relates. Each party shall cooperate with the other in connection with any tax filing, investigation, audit or other proceeding. Buyer and Seller and their Affiliates shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

      (e) After the Closing Date, Seller shall indemnify and hold harmless Buyer from and against any Tax liability with respect to:

            (i)   any Seller's Taxes;

            (ii) Buyer's Taxes attributable to or apportioned to any period on or before the Closing Date in accordance with the allocation rules of
      Section 5.9(i) for Seller's Accrued Taxes to the extent the liability therefor exceeds the liability for Seller's Accrued Taxes accrued with respect thereto as reflected on the Closing Balance Sheet;

            (iii) any increase in Tax liability resulting from the Company or any Company Subsidiary being severally liable for any Taxes of the Group or any other consolidated group of which the Company or any Company Subsidiary was a member prior to the Closing Date pursuant to Treasury Regulations ss. 1.1502-6 or any analogous state, local or foreign tax provision;

            (iv) any federal income Taxes of the Company or any Company Subsidiary for periods ending on or before the Closing Date that are not Seller's Taxes; and

            (v) subject to Section 7.1(c), any Taxes (other than federal income taxes) with respect to periods ending on or before the Closing Date for which returns have been filed or were required to be filed (taking into account extensions) on or before the Closing Date in excess of the respective reserves established with respect thereto on the Closing Balance Sheet.

Seller shall pay such amounts as it is obligated to pay to Buyer under the preceding sentence within 15 days after receipt of written notice from Buyer that Buyer has paid any such Tax liability and, to the extent not paid by Seller within such 15-day period, shall thereafter include interest thereon at the lesser of 18% per annum or the highest rate allowed by Law.

            After the Closing Date, Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any Tax liability with respect to Buyer's Taxes that (i) are allocable to or apportioned to a period after the Closing Date or (ii) are allocable to or apportioned to a period ending on or before the Closing Date but do not exceed Seller's Accrued Taxes accrued with respect thereto as reflected on the Closing Balance Sheet. Buyer shall pay such amounts within 15 days after receipt of written notice from Seller that Seller has paid any such Tax liability and, to the extent not paid by Buyer within such 15-day period, shall thereafter include interest thereon at the lesser of 18% per annum or the highest rate allowed by Law..

      (f) In the event that Buyer, the Company or any Company Subsidiary receives written notice of any pending or threatened federal, state, local, municipal or foreign tax examinations, claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect the Group, or if Seller receives written notice of matters that could affect Buyer, the Company or any Company Subsidiary, the party receiving such notice shall notify in writing the potentially affected party within 10 days thereof. The failure of any party to give the notice required by this paragraph shall not impair that party's rights under this Agreement except to the extent that the other parties demonstrate that they have been damaged thereby.

      Subject to Section 5.9(g), each of Seller and Buyer (as applicable, the "CONTROLLING PARTY") shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to those Tax Returns that each is required to prepare and file pursuant to Sections 5.9(b) and (c); provided that, in the event that any such adjustment could have an adverse effect on the Tax liability of the other party (or affect the Buyer by having an adverse effect on the Tax liability of the Company or any Company Subsidiary, or affect Seller by having an adverse effect on the Tax liability of the Group) (the "AFFECTED PARTY"), the Controlling Party (i) shall give the Affected Party written notice of any such adjustment, (ii) shall permit the Affected Party to participate in the proceeding to the extent the adjustment may adversely affect the Tax liability of the Affected Party at its own expense and
(iii) shall not settle or otherwise compromise such proceeding without the prior written consent of the Affected Party, which consent shall not be unreasonably withheld or delayed. Except as specified in Section 5.9(g) or the following sentence, Seller and Purchaser shall each be entitled to retain for its own account any refunds of Taxes attributable to those Tax Returns that each is required to prepare and file pursuant to Sections 5.9(b) and (c) and shall pay to the other the amount of any refund to which the other is entitled, net of any liability for Taxes resulting from the receipt of such refund, within 15 days after the receipt of such refund and, to the extent not paid within such 15-day period, shall thereafter include interest at the rate of six percent per annum, simple interest. In the case of Buyer, a refund attributable to any Buyer's Return filed with respect to a period prior to the Closing Date shall be divided between Buyer and Seller, using the principles outlined in the last sentence of
Section 5.9(i) to determine such amount; provided, however, in no event shall Seller be entitled to a refund unless the amount of such refund exceeds the amount, if any, which is accrued with respect thereto as an asset on the Closing Balance Sheet.

      (g) To the extent permitted by Law, neither Buyer, the Company nor any Company Subsidiary shall carry back any tax attribute ("BUYER TAX ATTRIBUTE") to a period ending on or before the Closing Date ("PRE-CLOSING PERIOD"). Notwithstanding anything to the contrary contained in this Section 5.9(g), if an election not to carry back a Buyer's Tax Attribute is not permitted by Law or would be unreasonably burdensome to Buyer, Buyer may request Seller to waive the restrictions imposed by this Section 5.9(g), and Seller shall agree to such request unless Seller's obligations hereunder would be unreasonably burdensome to Seller. If, in accordance with the preceding sentence, Buyer carries back a Buyer Tax Attribute to a Pre-Closing Period, Seller shall promptly file (or cause to be filed) a claim for refund and shall pay (or cause to be paid) to Buyer the full amount of any resulting Tax Benefit within 30 days of the date such Tax Benefit is realized, but only to the extent that Seller would not otherwise have been entitled to utilize such Tax Attribute. The Tax Benefit shall be recomputed and any payment made in excess of the redetermined Tax Benefit shall be refunded if and to the extent that Seller subsequently realizes tax attributes that could have been utilized but for the carryback of Buyer's Tax Attributes pursuant to this Section 5.9(g). Such recomputation shall assume that the tax attributes of Seller were utilized first and that the Buyer Tax Attributes carried back by Buyer were then utilized in accordance with Law. For purposes hereof, "Tax Benefit" shall mean

            (i) in the case of any Tax Return, the sum of the amount by which the Tax liability is reduced (or the Tax refund is increased) plus any interest (in each case, net of Taxes, if any, on such refund or interest) relating to such Tax liability (or Tax refund), and in the case of a consolidated federal income Tax Return or unconsolidated, combined, unitary or similar state, local or other Tax return, the sum of the amount by which the Tax liability of the affiliated group of corporations is reduced (or Tax refund is increased) plus any interest (in each case, net of Taxes, if any, on such refund or interest) from such government or jurisdiction relating to such Tax liability or Tax refund;

            (ii) a Tax Benefit shall be deemed to have been realized (A) at the time any refund of Taxes is received, (B) at the time any refund of Taxes is applied against other Taxes due (which, in the case of refunds so applied in the course of an audit or other proceeding, shall be the date on which the audit or other proceeding is finalized) or (C) at the time a liability for Taxes is otherwise reduced (which, in each case, shall be 2 1/2 months after the close of the year in which such liability for Taxes arose); and

            (iii) where a party has other losses, deductions, credits or similar items available to it, losses, deductions, credits or items for which the other party would be entitled to a payment under this Agreement shall be treated as the last items utilized to produce a Tax Benefit.

      (h) Buyer and Seller agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

      (i) In preparing the Closing Balance Sheet, in lieu of an accrual of liability for Taxes computed in accordance with GAAP with respect to periods covered by Buyer's Returns, such Closing Balance Sheet shall reflect (as a liability for amounts unpaid net of amounts prepaid) the portion of Buyer's Taxes allocable to Buyer's Returns for the period up to and including the Closing Date ("SELLER'S ACCRUED TAXES"). Such allocable portion shall, in the case of Taxes that are based on income or gross receipts, be determined as if the Closing Date were the last day of any applicable taxable period and, in the case of other Taxes, be apportioned ratably on a daily basis. The Closing Balance Sheet specifically shall not reflect a liability for Taxes allocable to Group Returns or for any other federal income Taxes, which Taxes are solely the responsibility of Seller.

      5.10 SECTION 338 ELECTION. Buyer and Seller will each make, on a timely basis, an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign Law) (collectively, the "SECTION 338 ELECTION") with respect to the purchase and sale of the Purchased Shares hereunder, inclusive of the shares or membership interest of each of the Company Subsidiaries, as applicable, which would be deemed sold pursuant to the Section 338 Election. As soon as practicable after Closing, Buyer shall determine the allocation of the Purchase Price to the assets of the Company and provide such information to Seller. Buyer and Seller shall report the purchase and sale of the Purchased Shares in a manner consistent with the Section 338 Election and Buyer's allocation of the Purchase Price (provided Buyer's allocation is reasonable and complies with the Code), and neither Buyer nor Seller shall take any position contrary thereto or inconsistent therewith in any Tax Return or any proceeding with any taxing authority.

      5.11 DISCLOSURE MEMORANDA. At any time and from time to time between the date hereof and the date that is two Business Days prior to the Closing Date, Seller and Buyer shall have the right and the continuing obligation to supplement their respective Disclosure Memorandums with respect to any matter arising after the date hereof that, if existing or occurring at such date, would have been required to be set forth or described in such Disclosure Memorandum. If, in Buyer's reasonable determination, any such supplements provided by Seller reveal any Company Material Adverse Effect or any condition or event that individually or in the aggregate would be reasonably likely to result in a Company Material Adverse Effect, Buyer may terminate this Agreement. If, in Seller's reasonable determination, any such supplements provided by Buyer reveal any Buyer Material Adverse Effect or any condition or event that individually or in the aggregate would be reasonably likely to result in a Buyer Material Adverse Effect, Seller may terminate this Agreement.

      5.12  NET LOAN PAYOFF; INTERCOMPANY CONTRACTS; LEASE AGREEMENT.

      (a) At Closing, Buyer shall cause the Company to pay to Seller in cash the difference (the "NET LOAN PAYOFF") between (i) the total amount of the outstanding principal plus all accrued interest thereon as of the Closing Date owed by the Company under the Seller Loan Agreement, and (ii) the total amount owed by Seller to the Company pursuant to the Tax Allocation Agreement without regard for any future Tax benefits and as estimated by Seller at Closing with such amount being included on the Closing Balance Sheet as provided in Section
2.3 hereof. Such estimate shall take into account Tax Returns that have been filed by and the results of operations of the Company through August 31, 1998.

      (b) Prior to Closing, Seller shall cause the Company to pay to Seller and its Affiliates any and all amounts owed by the Company pursuant to the Intercompany Contracts. Subject to any provision of this Agreement that expressly provides to the contrary (including specifically Section 5.12(c) hereof), effective as of Closing, all Intercompany Contracts shall be terminated and all obligations of the Company or any Company Subsidiary thereunder shall be extinguished. Seller agrees to terminate the Prudential Loan Agreement and to pay any liability associated with such termination, including any breakage fee, with the result that all obligations of the Company or any Company Subsidiary thereunder shall be extinguished, all collateral released, and all financing statements terminated of record.

      (c) Prior to Closing, Buyer shall negotiate in good faith with The Weather Channel, Inc. ("Landlord") to cause either Buyer or Company to be substituted for the Seller as lessee under the Lease Agreement and the Seller to be released from its obligations thereunder, and Seller shall participate in and shall reasonably cooperate in such negotiations. In this connection, Buyer will offer to (i) extend the term of the Lease for up to five years or such shorter period as may mutually be agreed with the Landlord, and (ii) guarantee the performance of the Company thereunder, if applicable; provided that the Buyer shall have no obligation hereunder to offer any further concessions from the existing terms and conditions of the Lease Agreement, economic or otherwise. In the event that, despite such negotiations, Buyer is unable to cause Seller to be released, then Seller shall remain as tenant under the Lease Agreement and shall sublease the premises to the Company (on identical terms and conditions as the Lease Agreement) for a period beginning on the Closing Date and ending on June 30, 2000, provided that the Seller obtains the Landlord's consent to such sublease. In the event of such consent and sublease, the parties acknowledge that Seller will exercise its right to terminate the Lease Agreement as of June 30, 2000 and Seller shall be obligated to make any refund to the Landlord of any unamortized brokerage fees and Company shall be obligated to comply with the provisions of the Lease Agreement and to return the property to Landlord in the condition provided in the Lease Agreement. Seller and Buyer will each pay any brokerage fees incurred by it in connection with the foregoing negotiations and the Company shall have no obligation for the payment of any such fees.

      5.13 EXPENSES. Whether or not the Closing occurs, except as otherwise stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

      5.14 MANAGEMENT OF LITIGATION AND DISPUTES. Seller shall be responsible for all litigation pending at Closing, of the Company and the Company Subsidiaries, where the Company and/or the Company Subsidiaries are named as a defendant in such pending litigation, even if it has been disclosed to Buyer, and the same shall be handled as an indemnified Third Party Claim subject to indemnification by Seller under Article 7; provided however that such pending litigation at Closing is not subject to the deductible provision in Section 7.1(c) hereof, and that Seller shall be deemed to have received notice of such litigation and to have assumed the defense thereof and liability therefor.

      5.15 NON-SOLICITATION. For a period of one year following the Closing Date, the Seller shall not, without the consent of Buyer, which shall not be unreasonably withheld, directly or through any Affiliate of Seller, make any solicitation of employment to any person who, at the time of such solicitation is an employee of the Company or a Company Subsidiary; provided however that this Section does not prohibit Seller from responding to, and acting upon, unsolicited inquiries by employees of the Company or a Company Subsidiary.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

      6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both parties pursuant to Section 10.3:

      (a) REGULATORY APPROVALS. All required Consents of, filings and registrations with, and notifications to, all Governmental Authorities shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

      (b) CONSENTS AND APPROVALS. All Consents listed in Section 3.6 of the Seller Disclosure Memorandum and Section 4.2 of the Buyer Disclosure Memorandum shall have been obtained.

      (c) LEGAL PROCEEDINGS. No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

      6.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.3(a):

      (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 3.4 and 3.5 shall be true and correct. There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 3.4 and 3.5) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Company Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

      (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

      (c) CERTIFICATE. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, and signed on behalf of Seller by a duly authorized officer thereof to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

      (d) CERTIFIED COPY OF RESOLUTIONS. Seller shall have delivered to Buyer a copy, certified by the duly qualified and acting Secretary or Assistant Secretary of Seller, of resolutions adopted by the Board of Directors of Seller approving this Agreement and the consummation of the transactions contemplated hereby.

      (e) RESIGNATIONS. Seller shall have delivered to Buyer the resignations, effective as of the Closing Date, of (i) all directors of the Company and the Company Subsidiaries (other than the independent director), and (ii) Howard Wexler, President of the Company.

      (f) OPINION OF COUNSEL. Buyer shall have received on the Closing Date the opinion of Alston & Bird LLP, counsel for Seller, dated the Closing Date, addressed to Buyer and in form and substance reasonably approved by Buyer's counsel.

      (g) LEASE AGREEMENT. The disposition of the Lease Agreement shall have been completed as provided in Section 5.12(c) and the Company shall be in lawful possession and quiet enjoyment of the leased premises either by virtue of the substitution of the Company or Buyer for the Seller under the Lease Agreement or the succession of the Company by sublease from the Seller as contemplated by such Section 5.12(c), and customary documentation whereby the Landlord has accepted such substitution or succession (in form and substance reasonably acceptable to the Buyer) shall have been delivered to the Buyer.

      6.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 10.3(b):

      (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

      (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

      (d) CERTIFICATE. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed on its behalf by a duly authorized officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

      (e) CERTIFIED COPY OF RESOLUTIONS. Buyer shall have delivered to Seller a copy, certified by the duly qualified and acting Secretary or Assistant Secretary of Buyer, of resolutions adopted by the Board of Directors of Buyer approving this Agreement and the consummation of the transactions contemplated hereby.

      (f) OPINION OF COUNSEL. Seller shall have received on the Closing Date the opinion of Buck, Keenan & Owens, L.L.P., counsel for Buyer, dated the Closing Date, addressed to Seller and in form and substance reasonably approved by Seller's counsel.

      (g) LEASE AGREEMENT. The disposition of the Lease Agreement shall have been completed as provided in Section 5.12(c) and the Company shall be in lawful possession and quiet enjoyment of the leased premises either by virtue of the substitution of the Company or Buyer for the Seller under the Lease Agreement or the succession of the Company by sublease from the Seller as contemplated by such Section 5.12(c), and customary documentation whereby the Landlord has accepted such substitution or succession (in form and substance reasonably acceptable to the Seller) shall have been delivered to the Seller.

                                    ARTICLE 7
                                 INDEMNIFICATION

      7.1   INDEMNIFICATION BY SELLER.

      (a) Subject to the limitations of this Article 7, and in addition to the indemnities provided pursuant to Sections 5.7(e), 5.9(e) and 5.14, but not in duplication thereof, Seller hereby agrees to indemnify and hold harmless Buyer, the Company and the Company Subsidiaries, and their respective officers, employees, directors, agents, successors and assigns (collectively, the "BUYER INDEMNITEES") from and against any loss, liability, claim, obligation, damage or deficiency (any "DAMAGE") of or to any Buyer Indemnitee arising out of or resulting from (i) the breach of any representation or warranty of Seller contained in this Agreement; (ii) Seller's failure to perform in any material respect any covenant or agreement set forth in this Agreement; and (iii) any cost or expense (including reasonable legal and other professional fees and expenses) (any "COST"), incurred by any Buyer Indemnitee in connection with any of the foregoing indemnification obligations of Seller or the enforcement by any Buyer Indemnitee of the provisions of this Section 7.1.

      (b) Seller shall have no liability to any Buyer Indemnitee for indemnification under any provision of this Agreement unless written notice specifying in reasonable detail the nature and amount of an Indemnification Claim is given to Seller prior to the second anniversary of the Closing Date; provided, however, that such time limitation shall not apply to (i) any Indemnification Claim for a breach of Section 3.4 or 3.5, for which an Indemnification Claim may be made or brought against Seller at any time; (ii) any Indemnification Claim for a breach of Section 3.9 or pursuant to Section 5.9(e), for which an Indemnification Claim may be made or brought against Seller through the thirtieth day after the date upon which the liability giving rise to such Indemnification Claim may relate is barred by all applicable statutes of limitation; or (iii) any Indemnification Claim that exists prior to the second anniversary of the Closing Date and that has been the subject of a written notice specifying in reasonable detail the nature of the claim delivered by Buyer to Seller prior to the second anniversary of the Closing Date.

      (c) Seller shall be liable to Buyer Indemnitees for indemnification under this Agreement only to the extent the cumulative total of Damages and Costs for all Indemnification Claims exceeds $150,000 (such deductible does not apply to Section 5.14 litigation, Section 5.9(e) tax obligations and Section 5.7(e) employee matters), and in no event shall Seller be liable for indemnification under this Agreement for any amount in excess of $10,000,000; provided, however, no limitation of liability provided in this paragraph (c) shall apply to any Damage or Cost arising out of or resulting from common law fraud in connection with the transactions contemplated by this Agreement.

      7.2   INDEMNIFICATION BY BUYER.

      (a) Subject to the limitations of this Article 7, and in addition to the indemnity provided pursuant to Section 5.9(e), but not in duplication thereof, Buyer hereby agrees to indemnify and hold harmless Seller and its respective officers, employees, directors, agents, successors and assigns (collectively, the "SELLER INDEMNITEES") from and against any Damage of or to any Seller Indemnitee arising out of or resulting from (i) the breach of any representation or warranty of Buyer contained in this Agreement; (ii) Buyer's failure to perform in any material respect any covenant or agreement set forth in this Agreement; (iii) any Damage of Seller by reason of the breach by the Company of the sublease from Seller to the Company under Section 5.12(c) hereof; and (iv) any Cost incurred by any Seller Indemnitee in connection with any of the foregoing indemnification obligations of Buyer or the enforcement by any Seller Indemnitee of the provisions of this Section 7.2.

      (b) Buyer shall have no liability to any Seller Indemnitee for indemnification under any provision of this Agreement unless written notice specifying in reasonable detail the nature and amount of an Indemnification Claim is given to Buyer prior to the second anniversary of the Closing Date; provided, however, that such time limitation shall not apply to any Indemnification Claim pursuant to Section 5.9(e) or Section 7.2(a)(iii) hereof, for which an Indemnification Claim made be made or brought against Buyer through the thirtieth day after the date upon which the liability giving rise to such Indemnification Claim may relate is barred by all applicable statutes of limitation.

      7.3 INDEMNIFICATION PROCEDURES. All claims for indemnification (an "INDEMNIFICATION CLAIM") by any party entitled to indemnification hereunder (an "INDEMNITEE") from any other party hereunder (an "INDEMNITOR") under this
Article 7 shall be asserted and resolved as follows:

      (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of Damage and Cost, and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

      (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 7.4 shall be observed by the Indemnitee and the Indemnitor.

      (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. If within 30 days after the date on which the Indemnitor receives the Indemnification Claim, the Indemnitor has not delivered to the Indemnitee a notice objecting to all or any portion of the claimed Damage or Cost and setting forth the amount of such claimed Damage or Cost objected to and the reasons for such objection, the Indemnitee shall be entitled to indemnification for such Damage and Cost, and the Indemnitor shall promptly pay such Damage and Cost. If, within 30 days after the date on which the Indemnitor receives an Indemnification Claim, the Indemnitor delivers to the Indemnitee an objection to all or any portion of the claimed Damage or Cost, setting forth the amount of such Damage or Loss objected to and the reasons for such objection, the Indemnitee shall be entitled to reimbursement for the portion of such Damage or Cost not objected to by the Indemnitor and the Indemnitor shall promptly pay such amount. The Indemnitee shall be entitled to indemnification for the portion of such claimed Damage or Cost to which the Indemnitor objected to upon the earlier of (i) the Indemnitor's and Indemnitee's written agreement with respect to the indemnification of such Damage or Cost, or (ii) a final determination or award of an arbitrator as provided for in Article 9 hereof.

      (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor and the Indemnitee or by an arbitration award or by any other final adjudication, the Indemnitor shall pay the amount of such Indemnification Claim within ten Business Days of the date such amount is determined.

      7.4 THIRD PARTY CLAIMS. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

      (a) The Indemnitee shall give the Indemnitor written notice of a Third Party Claim within ten Business Days after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor of such claim shall not relieve the Indemnitor of any liability that the Indemnitor may have with respect to such claim except to the extent the Indemnitor is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor shall not be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim within fifteen days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing.

      (b) No settlement of a Third Party Claim involving the asserted liability of the Indemnitor under this Article 7 shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $10,000 or less where the Indemnitor has not responded within five Business Days of notice of a proposed settlement. If the Indemnitor assumes the defense of such a Third Party Claim, no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent (which consent shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim.

      (c) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

      7.5   SOLE REMEDY.

      (a) Buyer's sole and exclusive remedy for any breach of this Agreement by Seller shall be the provisions in Sections 5.7(e), 5.9(e), 5.14 and 7.1, and Buyer hereby waives any and all other remedies which may be available at Law or equity (in the absence of fraud) for any breach or alleged breach of this Agreement.

      (b) Seller's sole and exclusive remedy for any breach of this Agreement by Buyer shall be the provisions in Sections 5.9(e) and 7.2, and Seller hereby waives any and all other remedies which may be available at Law or equity (in the absence of fraud) for any breach or alleged breach of this Agreement.

      7.6 TAX EFFECT AND INSURANCE. The liability of the Indemnitor with respect to any Indemnification Claim shall be reduced by the Tax benefit actually realized and any insurance proceeds received by the Indemnitee as a result of any Damage or Cost upon which such Indemnification Claim is based, and shall include any Tax detriment actually suffered by the Indemnitee as a result of such Damage or Cost. The amount of any such Tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Damages and Costs and shall otherwise be determined so that payment by the Indemnitor of the Indemnification Claim, as adjusted to give effect to any such Tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Damages and Costs upon which the Indemnification Claim is based. Any dispute as to the amount of such Tax benefit or detriment shall be resolved by arbitration as provided in Article 9 of this Agreement.

      7.7 SUBROGATION. Upon payment in full of any Indemnification Claim, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the

Indemnitee against any Person with respect to the subject matter of such Indemnification Claim or Third Party Claim.

                                    ARTICLE 8
                                   TERMINATION

      8.1 WHEN AGREEMENT MAY BE TERMINATED. This Agreement may be terminated at any time prior to Closing:

      (a)   By mutual consent of Buyer and Seller; or

      (b) By either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any representation or warranty contained in this Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, on the breaching party; or

      (c) By either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement that cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

      (d) By either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event any Consent of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

      (e) By either party in the event that the transactions contemplated hereby shall not have been consummated by October 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 8.1(e).

      8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of Section 5.4(a), Article 7, Article 9 and this Section 8.2 shall survive any such termination and abandonment, and
(ii) a termination pursuant to Sections 8.1(b) or 8.1(c) shall not relieve the breaching party from liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

                                    ARTICLE 9
                                   ARBITRATION

      9.1 AGREEMENT TO ARBITRATE. Except as set forth in Section 2.3(b), any claim, controversy or dispute arising out of or relating to this Agreement, on which an amicable understanding cannot be reached, to the maximum extent allowed by applicable law and irrespective of the type of relief sought, shall be submitted to and resolved by arbitration, and such arbitration shall be the sole remedy for such matter. Such arbitration shall be heard and conducted in Atlanta, Georgia and shall be conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as such rules shall be in effect on the date of delivery of demand for arbitration, with the exception that the arbitrators may not award any punitive or exemplary damages or any damages other than compensatory, and except as such rules may be otherwise inconsistent with the express provisions of this Article 9.

      9.2 INITIATING ARBITRATION. To initiate arbitration, a party shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The receiving party shall acknowledge receipt of the notice in writing within 5 days, and thereafter the parties shall attempt in good faith to resolve the dispute within 15 days. If the dispute cannot be resolved within such 15-day period, any party may file a written demand for arbitration by filing a written notice with the AAA and with the other party, complying with the AAA's prescribed procedures for such notices. Within 15 days of delivery of such demand for arbitration, each party shall appoint one arbitrator, and the arbitrators so selected shall, within 15 days of their appointment, appoint an additional arbitrator. In the event that the arbitrators selected by the parties are unable to agree upon the selection of the additional arbitrator after reasonable efforts within such 15-day period, a list of 7 qualified and available persons shall be requested from the AAA. The parties shall take turns striking one person each from the list, with the last remaining person being the additional selected arbitrator. Once selected, the arbitration panel shall meet as expeditiously as possible, select a chairman, schedule the arbitration hearing, and notify the parties in writing of the date, time and place of the hearing.

      9.3 EFFECT. All conclusions of law reached by the arbitrators shall be made in accordance with the internal laws of the State of Delaware without regard for its conflict of laws doctrine. Any award rendered by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching their decision. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment upon such award may be entered by any court having jurisdiction thereof.

      9.4 COSTS. Each party shall pay the fees of its own arbitrator, attorneys, expenses of witnesses and all other expenses in connection with the presentation of such party's case. The remaining costs of the arbitration, including fees of the additional

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arbitrator, costs of records or transcripts and administrative fees, shall be borne by the parties as designated by the arbitrators.

                                   ARTICLE 10
                                  MISCELLANEOUS

      10.1 NATURE AND SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants and agreements of Buyer and Seller contained in this Agreement shall survive the Closing and shall not merge in the performance of any obligation by any party hereto.

      10.2 AMENDMENT. This Agreement may not be amended or modified without the prior written consent of both parties.

      10.3  WAIVERS.

      (a) Prior to or on the Closing Date, Buyer shall have the right to waive any default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any or all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

      (b) Prior to or on the Closing Date, Seller, shall have the right to waive any default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any or all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

      (c) The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

      10.4 GOVERNING LAW. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, without regard for its conflict of laws doctrine.

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      10.5 NOTICES. Any notice or other communication to be given hereunder shall be in writing and shall be deemed sufficient when (i) mailed by United States certified mail, return receipt requested, (ii) mailed by overnight express mail, (iii) sent by facsimile or telecopy machine, followed by confirmation mailed by first-class mail or overnight express mail, or (iv) delivered in person, at the address set forth below, or such other address as a party may provide to the other in accordance with the procedure for notices set forth in this Section:

            If to Buyer:

            First Investors Financial Services Group, Inc.
            675 Bering, Suite 710
            Houston, Texas 77057
            Attention: Mr. Tommy A. Moore, Jr.
            Telephone:  (713) 977-2600
            Telecopy:  (713) 260-0028

            with a copy (which shall not constitute notice) to:

            Buck, Keenan & Owens, L.L.P.
            5100 NationsBank Center
            Houston, Texas 77002
            Attention: John H. Buck, Esq.
            Telephone:  (713) 225-4500
            Telecopy:  (713) 225-3719


            If to Seller:

            Fortis, Inc.
            One Chase Manhattan Plaza, 41st Floor
            New York, New York 10005
            Attention:  Jerome A. Atkinson, Esq.
            Telephone:  212-859-7285
            Telecopy:  212-859-7034

            with a copy (which shall not constitute notice) to:

            Alston & Bird
            1201 West Peachtree Street
            Atlanta, GA 30309-3424
            Attention:  B. Harvey Hill, Jr., Esq.
            Telephone:  404-881-7974
            Telecopy:  404-881-4777

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
      10.6 INVALID PROVISION. If any provision of this Agreement shall be determined by arbitrators (acting in accordance with Article 9) to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provision and the remainder of this Agreement shall be enforceable by its terms.

      10.7 ASSIGNMENT. This Agreement may not be assigned or delegated by any party without the prior written consent of all other parties, which consent shall not be unreasonably withheld or delayed.

      10.8 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

      10.9 FURTHER ASSURANCES. Each party agrees to execute and deliver all such further instruments and do all such further acts as may be reasonably necessary or appropriate to effectuate this Agreement.

      10.10 HEADINGS. Headings and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

      10.11 PERSON AND GENDER. The masculine gender shall include the feminine and neuter genders and the singular shall include the plural.

      10.12 ENTIRE AGREEMENT. This Agreement, together with the Disclosure Memoranda and Exhibits referenced herein, and the Confidentiality Agreement, constitute the entire agreement of the parties with respect to matters set forth in this Agreement and supersede any prior understanding or agreement, oral or written, with respect to such matters.

      10.13 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties with advice of their lawyers and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

      10.14 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all such counterparts shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

      10.15 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto, any legal or equitable rights hereunder.

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                            [SIGNATURES ON NEXT PAGE]


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      IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.


                                    FIRST INVESTORS FINANCIAL
                                    SERVICES GROUP, INC.


Attest:                             By:\s\ TOMMY A. MOORE JR.

\s\ BENNIE H. DUCK                  Name:  Tommy A. Moore Jr.
Secretary
                                    Title: PRESIDENT AND CHIEF



                                    FORTIS, INC.


Attest:                             By:\s\ J. KERRY CLAYTON

\s\ JEROME ATKINSON                 Name:  J. Kerry Clayton
Secretary
                                    Title: EXECUTIVE VICE PRESIDENT

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